Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-266370 and 333-278985 on Form S-3 and Registration Statement No. 333-260255 on Form S-8 of our report dated May 28, 2025, relating to the financial statements of Reservoir Media, Inc., appearing in this Annual Report on Form 10-K, for the year ended March 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
May 28, 2025